Exhibit (d)(5)(A)

SCHEDULE A

Funds

(as amended February 18, 2021 to add DoubleLine Multi-Asset Trend Fund)

DoubleLine Colony Real Estate and Income Fund

DoubleLine Multi-Asset Trend Fund

DOUBLELINE FUNDS TRUST, Solely on behalf of the Funds

By:	/s/ Ronald R. Redell
NAME: Ronald R. Redell
TITLE: President

DOUBLELINE ALTERNATIVES LP

By:	RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
NAME: Henry V. Chase
TITLE: Authorized Signer

SCHEDULE B

(as amended February 18, 2021 to add DoubleLine Multi-Asset Trend Fund)

Annual Fee Rate (expressed as a Company percentage of net assets)
DoubleLine Colony Real Estate and Income Fund	0.45%
DoubleLine Multi-Asset Trend Fund	0.50%

DOUBLELINE FUNDS TRUST, Solely on behalf of the Funds

By:	/s/ Ronald R. Redell
NAME: Ronald R. Redell
TITLE: President

DOUBLELINE ALTERNATIVES LP

By:	RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
NAME: Henry V. Chase
TITLE: Authorized Signer